Exhibit 10.01

SEPARATION AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is entered into between Michael Fey (“Fey”) and Symantec Corporation (the “Company”). Fey and the Company are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Fey and the Company have agreed that it is in their best interests to part ways and for Fey’s employment with the Company to end;

WHEREAS, Fey and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Fey’s employment by the Company and the termination thereof;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Fey and the Company hereby enter into this Agreement.

1. Separation Date: Fey’s last day of employment with the Company is November 29, 2018 (the “Separation Date”). Fey agrees to, and by his signature below hereby does, resign from all positions, if any, that he may hold at the Company or any of its affiliated entities as a director, officer, manager, member, trustee or otherwise by reason of his employment with the Company, effective as of the Separation Date.

2. Final Wages: By Fey’s signature below, Fey acknowledges that, on the Separation Date, the Company paid Fey for all wages, salary, bonuses, commissions, reimbursable expenses, accrued vacation (if any), and any similar payments due Fey from the Company as of the Separation Date. Fey agrees to submit to the Company, no later than ten (10) business days following the Separation Date, any outstanding expenses for reimbursement; such requests will be processed and, if approved, paid in accordance with the Company’s standard expense reimbursement policies. By signing below, Fey acknowledges that the Company does not owe Fey any other amounts.

3. Return of Company Property: Fey hereby warrants to the Company that he has returned to the Company all property or data of the Company of any type whatsoever that has been in Fey’s possession or control.

4. Company Proprietary and Confidential Information: Fey hereby acknowledges that he is bound by the Symantec Confidentiality and Intellectual Property Agreement attached hereto as Exhibit A and the Blue Coat Proprietary Information and Inventions Agreement attached hereto as Exhibit B and he will fully comply with his obligations in these agreements, including with respect to strict confidentiality of the Company’s confidential, proprietary, and trade secret information. Fey confirms that Fey has delivered to the Company all documents and data of any nature containing or pertaining to such information and that Fey has not taken or retained, whether in electronic or hard copy form, any such documents or data or any reproduction thereof.

5. Consideration: In consideration of the mutual agreement to the separation of Fey’s employment pursuant hereto and in connection with and in exchange for the Parties’ promises herein, including the restrictive covenants provision (Section 6), general release and waiver of claims (Section 7), covenant not to sue (Section 8), and non-disparagement provision (Section 6(c)) set forth below, the Parties agree as follows:

a. Stock Options: Fey acknowledges he is not authorized to, and agrees that he will not, exercise, sell, or transfer or attempt to exercise, sell, or transfer any of the 1,300,813 vested and unexercised Company shares currently held in Fey’s e-trade that are subject to the September 9, 2015 Amended and Restated Non-Statutory Stock Option Agreement identified by Grant Number BC900002 (the “Option”) during the Restrictive Period (as defined below). Fey hereby agrees that the Company (and its agents) has the right to and thereby will implement the restrictions contained in this Agreement, and accepts and confirms any existing restrictions, on the exercise, sale, and transfer of such Option to ensure that he will not be permitted to exercise, sell, or transfer the Option during the Restrictive Period. The Company hereby extends the post-termination period for Fey to exercise the Option to and through the earlier of (i) date that is three (3) months following the expiration of the Restrictive Period or (ii) the Final Exercise Date (as defined in the Option). Fey further agrees and acknowledges that, in the event he breaches this Agreement, including any of the Restrictive Covenants provisions (Section 6, below), he will forfeit all rights in the Option; he will not be permitted to exercise, sell, or transfer the Option as to any of the 1,300,813 currently vested and unexercised shares; and the Option will terminate.

b. Unreleased 2017 PRSUs: Fey agrees and acknowledges that on or following the Separation Date he has no rights or interest, and hereby waives and forfeits any rights or interest he may have or have had, with respect to the unreleased (whether or not performance metrics have been attained) Company shares under the Amended and Restated Performance Based Restricted Stock Unit Award Agreements identified by Grant Numbers PC002007 and PC002008.

c. 2018 PRSUs: Fey agrees and acknowledges that on or following the Separation Date he has no rights or interest, and hereby waives and forfeits any rights or interest he may have or have had, with respect to the unreleased (whether or not performance metrics have been attained) Company shares under the Amended and Restated Performance Based Restricted Stock Unit Award Agreement identified by Grant Number 1082445.

d. EAIP: Fey agrees and acknowledges that on or following the Separation Date he has no rights or interest, and hereby waives and forfeits any rights or interest he may have or have had, with respect to any incentive compensation or other benefits or payments under the Company’s FY19 Executive Annual Incentive Plan.

e. Unvested Restricted Stock Units: Fey agrees and acknowledges that on or following the Separation Date he has no rights or interest (including as to future vesting), and hereby waives and forfeits any such rights or interest he may have had, with respect to any unvested restricted stock units (“RSUs”), including (without limitation) any unvested RSUs subject to the awards identified by Grant Numbers BC002402, BC002403, and 1082437.

f. Severance and Other Plans: Fey agrees and acknowledges that he has no rights to benefits or payments under the Symantec Corporation Executive Severance Plan or any other incentive compensation or severance benefits plans, and he waives any and all rights to benefits or payments under any such plans.

g. Removal of Restrictions: Upon expiration of the Restrictive Period without breach of any aspect of the Restrictive Covenants section the Company will remove the restrictions on the exercise, sale, or transfer of the Option Shares referenced in Section 5(a), above.

6. Restrictive Covenants: In consideration of the premises and promises herein and for good and valuable consideration, receipt of which is hereby acknowledged, Fey, intending to be legally bound, agrees as follows:

a. Agreement Not to Compete: Until the earlier of (I) the twelve-month anniversary of the Separation Date or (II) a Change in Control of the Company (as defined in the 2015 Blue Coat, Inc. Equity Incentive Plan), but in no event earlier than six (6) months following the Separation Date (the “Restrictive Period”), Fey agrees that he will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly for himself or on behalf of any other Person (as defined below), other than the Company or any of its affiliates:

i. (a) be employed by, provide services to or acquire any financial or beneficial interest in, any of the following companies listed in Appendix 1 (“Restricted Companies”); (b) be employed by, provide services to or acquire any financial or beneficial interest in any business that employs and/or contracts with at least one hundred (100) workers anywhere in the world, and that competes with the Company in the United States and/or worldwide in the following areas: Endpoint Security, Cloud Access Security Brokers and Data Protection (“Restricted Computer Security Field Companies”); or (c) take any action intended to, or that would reasonably be expected to, negatively affect any commercial relationship or prospective commercial relationship of the Company (or any of its affiliates); provided that notwithstanding anything herein to the contrary, Fey may own up to 1% (solely as a passive investor) of any class of “publicly traded securities” (as defined below) of an entity and such ownership will not be prohibited under this Agreement. Notwithstanding the foregoing, during the Restrictive Period, Fey may serve on, or as an advisor to, the board of directors of one or more Restricted Computer Security Field Companies (but Fey may not serve as an advisor to or on the board of any of the Restricted Companies), so long as Fey’s service to such businesses is only as an advisor or board member, and not as an officer, employee, contractor, consultant or in any other capacity;

ii. permit Fey’s name directly or indirectly to be used by or to become associated with any other Person in connection with any business that competes with the Company in the Restrictive Territory; or

iii. induce or assist any other a natural person, corporation, partnership, or other entity, or a joint venture of two or more of the foregoing (collectively, “Person”) to engage in any of the activities described in subparagraph (i) or (ii).

Notwithstanding the foregoing, Fey may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any business that is competitive or substantially similar to the business of the Company. “Publicly traded securities” shall mean securities that are traded on a national securities exchange.

b. Agreement Not to Solicit: Fey further agrees that during the Restrictive Period, Fey will not as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly for himself or on behalf of any other Person (other than the Company or any of its affiliates):

i. interfere with the relationship between the Company and its employees or consultants or contractors by encouraging, inducing, soliciting or attempting to solicit any such employee or consultant or contractor to terminate his or her employment or end his or her relationship with the Company.

ii. solicit or attempt to solicit for employment, on behalf of Fey or any other Person, any Person who is or, within six (6) months prior to such solicitation, was an employee or consultant or contractor of the Company.

iii. induce or assist any other Person to engage in any of the activities described in subparagraphs (i) or (ii).

Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees, consultants, or contractors of the Company or its successors or assigns, shall not be deemed to be a breach of this Section 6(b).

c. Non-disparagement: In addition to any other existing obligations regarding non-disparagement, Fey agrees not to disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this section shall prohibit Fey from providing truthful information in response to a subpoena or other legal process.

d. Conflict: In the event of a conflict between any provision of this Section 6 and a provision of any agreement not superseded by this Agreement, this Section 6 shall control.

e. Acknowledgment: Fey hereby acknowledges and agrees that:

i. As the President and Chief Operating Officer of the Company, Fey has obtained extensive and valuable knowledge, technical expertise and confidential, proprietary and trade secret information concerning the Company and its business;

ii. This Agreement, and this Section 6 in particular, is necessary to protect the Company’s legitimate interests in its confidential, proprietary and trade secret information and the goodwill of the Company because, among other things, Fey has the significant ability to harm the Company’s legitimate interests were he to compete with the Company;

iii. The scope of this Agreement is reasonable in time, geography and types and limitations of activities restricted; and

iv. Fey’s expertise and capabilities are such that compliance with his obligations under this Agreement will not prevent him from earning a livelihood.

7. General Release and Waiver of Claims:

a. The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay (if any), bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which Fey may be entitled by virtue of Fey’s employment with the Company or Fey’s separation from the Company, including pursuant to any offer letter, employment agreement, severance plan, or other agreement with the Company or Company policy or practice. To the fullest extent permitted by law, Fey hereby releases and waives any other claims Fey may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract (including under any offer letter, employment agreement, severance plan, or other agreement with the Company or Company policy or practice), breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Fey’s employment or Fey’s separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Texas Labor Code including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code (formerly known as the Texas Commission on Human Rights Act), the Texas Whistleblower Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b. Fey acknowledges that he is aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. Fey, with knowledge of this principle, agrees to expressly waive any rights he may have to that effect.

c. Fey and the Company do not intend to release claims: (i) that he may not release as a matter of law, (ii) for indemnification under any indemnification agreement or arrangement with the Company, (iii) for coverage under D&O or other similar insurance policy maintained by the Company or (iv) for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

8. Covenant Not to Sue:

a. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Fey pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Fey may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b. Fey agrees that he will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any Person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall he induce or encourage any Person or entity to bring such claims. However, it will not violate this Agreement if Fey testifies truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, Fey agrees to voluntarily cooperate with the Company if he has knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by the Company, by making himself reasonably available without further compensation for interviews with the Company or its legal counsel, preparing for and providing truthful and accurate deposition and trial testimony.

c. Nothing in this section shall prohibit or impair Fey or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9. Protected Rights: Fey understands that nothing in the General Release and Waiver of All Claims and Covenant Not to Sue sections above, or otherwise in this Agreement, limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Fey further understand that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Fey’s right to receive an award for information provided to any Government Agencies.

10. Defend Trade Secrets Act: Fey acknowledges and understands that, pursuant to the Defend Trade Secrets Act (18 U.S.C. § 1833(b)), he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to his attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Fey further acknowledges and understands that if he files a lawsuit for retaliation for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement with or policy of the Company or its affiliates (including Exhibit A or B hereto), is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

11. Arbitration: Except for any claim for injunctive relief arising out of a breach of a Party’s obligations to protect the other’s proprietary information, the Parties agree to arbitrate, in Dallas, Texas through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other Party. The arbitrator’s decision shall be final, binding, and conclusive. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury.

12. Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing Party may be entitled.

13. No Admission of Liability: This Agreement is not and shall not be construed or contended by Fey to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under Federal Rule of Evidence 408 and/or any other state or federal provisions of similar effect.

14. Complete and Voluntary Agreement: This Agreement, together with Exhibits A and B hereto and the agreements referenced in Sections 5(a)-(c), above, constitute the entire agreement between Fey and Releasees with respect to the subject matter hereof and, except as expressly indicated herein, supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. Fey acknowledges that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing Fey to execute the Agreement, and Fey acknowledges that Fey has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and is executing this Agreement voluntarily, free of any duress or coercion.

15. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that: (a) a particular claim may not be released as a matter of law, it is the intention of the Parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims; and (b) one or more subsections of Section 6 is invalid or unenforceable in whole or in part, it is the intention of the Parties that the remaining subsections (or portions thereof) under Section 6 and all other provisions of this Agreement, including Section 5, shall remain fully valid and enforceable.

16. Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

17. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

18. Effective Date; Expiration Date: This Agreement is effective as of the date it is signed by the Parties. This offer of benefits in exchange for a release of claims and other promises will expire if not signed by Fey and returned to the Company by 3:00 p.m. PST on Wednesday, November 28, 2018.

Dated: November 28, 2018	/s/ Michael Fey
Michael Fey

Dated: November 28, 2018	/s/ Scott Taylor
Scott Taylor
EVP, General Counsel
Symantec Corporation